Exhibit 99.1

Build-a-Bear Workshop, Inc. Reports Fiscal 2011 Second Quarter Results

  Total revenue increases 9.0% to $81.8 million, excluding the impact of foreign currency
  Consolidated comparable store sales increase 7.1%
  Consolidated e-commerce sales increase 22.8%, excluding the impact of foreign currency

ST. LOUIS, Mo.--(BUSINESS WIRE)--July 28, 2011--Build-A-Bear Workshop, Inc. (NYSE: BBW), an interactive entertainment retailer, today reported results for the second quarter and first six months ended July 2, 2011. Second quarter 2011 total revenue increased 9.0%, excluding the impact of foreign currency. Consolidated comparable store sales increased 7.1% and included an 8.3% increase in North America and a 1.3% increase in Europe. The quarter’s results were positively impacted by the shift of the Easter holiday, which moved into the second quarter this year from the first quarter in 2010. Second quarter net loss of $6.7 million or $0.37 per share included $0.05 per share in consulting costs related to the Company’s continuing initiatives to improve efficiencies and reduce expenses. This compares to the second quarter fiscal 2010 net loss of $0.45 per share, which included a $0.02 per share non-cash impairment charge related to certain long-term deposits. For the full-year 2011, the Company continues to anticipate savings from the consulting project of $4.0 million to $6.0 million, or $0.14 to $0.21 per diluted share, with an expected annualized benefit of $10 million to $15 million.

“In the second quarter, we grew our total revenue, increased our comparable store sales and achieved higher gross margin which resulted in a significant improvement in our net loss, as compared to the prior year,” stated Build-A-Bear Workshop Chairman and Chief Executive Bear Maxine Clark. “While the quarter benefited from the movement of Easter into the fiscal period, our consolidated comp sales trends were also positive post-Easter reflecting strength in our merchandise and marketing initiatives. Our consolidated e-commerce sales rose 22.8% for the quarter giving us confidence in our strategies throughout all channels of our business.

“We believe the ongoing execution of our strategies will put us in a strong position to continue our positive sales performance throughout the second half of the year,” Ms. Clark continued. “Our summer product is strong, including the recent launch of the Smurfs, which capitalized on the build-up to the theatrical release. We continue to move aggressively on initiatives to improve our cost structure. As such, we expect to achieve our annual profitability goals and advance our number one objective to increase shareholder value by profitably growing sales,” Ms. Clark concluded.

Fiscal 2011 Second Quarter (13 weeks ended July 2, 2011):

  Total revenues were $81.8 million, a 10.4% increase from $74.1 million in the fiscal 2010 second quarter or an increase of 9.0% excluding the impact of foreign currency.
  Consolidated comparable store sales increased 7.1%, including an 8.3% increase in North America and a 1.3% increase in Europe.
  Consolidated e-commerce sales rose 22.8%, excluding the impact of foreign currency.
  Net loss was $6.7 million, or $0.37 per share, compared to the fiscal 2010 second quarter net loss of $8.5 million, or $0.45 per share. Second quarter fiscal 2011 net loss included $0.9 million, or $0.05 per share, in consulting costs. Second quarter 2010 net loss included a $0.3 million, or $0.02 per share, non-cash impairment charge related to certain long-term deposits.

Fiscal 2011 First Six Months (26 weeks ended July 2, 2011):

  Total revenues were $177.8 million, a 1.3% increase from $175.6 million in the first six months of fiscal 2010, or an increase of 0.8% excluding the impact of foreign currency.
  Consolidated comparable store sales decreased 2.0%, including a 2.0% decrease in North America and a 1.7% decrease in Europe.
  Consolidated e-commerce sales rose 9.5%, excluding the impact of foreign currency.
  Net loss was $8.9 million, or $0.50 per share compared to net loss of $6.8 million, or $0.36 per share in the first six months of fiscal 2010. The net loss for the first six months of fiscal 2011 included $1.9 million, or $0.10 per share in consulting costs. The net loss for the first six months of fiscal 2010 included a $0.3 million, or $0.02 per share, non-cash impairment charge related to certain long-term deposits.

During the quarter, the Company opened one store in North America and closed one store in Europe. At quarter end the Company operated 342 company-owned stores – 289 in North America and 53 in Europe, as compared to 292 in North America and 54 in Europe at the end of fiscal 2010 second quarter. Additionally, as of the end of the fiscal 2011 second quarter, the Company operated eight pop-up locations in North America.

Balance Sheet

The Company ended the 2011 second quarter with a strong balance sheet and no borrowings under its revolving credit facility. As of July 2, 2011, cash and cash equivalents totaled $34.7 million, over 30% of which was domiciled outside the U.S. Total inventory at quarter end was $46.2 million. Inventory per square foot declined 20%, as compared to the prior year period.

The Company continues to expect capital expenditures of $12 to $15 million in 2011, compared to capital spending of $15 million in 2010 and depreciation and amortization of approximately $25 million, compared to $27 million in 2010. Through the first half of 2011, the Company opened one store, closed three stores and relocated four existing locations and, for the full fiscal year, currently expects to open five stores and close five to ten stores.

During fiscal 2011 second quarter, the Company repurchased approximately 389,000 shares of its common stock at a total cost of $2.6 million. At quarter end, the Company had $18.6 million of availability under the current stock repurchase program.

Today’s Conference Call Webcast

Build-A-Bear Workshop will host a live Internet webcast of its quarterly investor conference call at 9 a.m. ET today. The audio broadcast may be accessed at the Company’s investor relations Web site, http://IR.buildabear.com. The call is expected to conclude by 10 a.m.

A replay of the conference call webcast will be available in the investor relations Web site for one year. A telephone replay will be available beginning at approximately noon ET today until midnight ET on August 11, 2011. The telephone replay is available by calling (617) 801-6888. The access code is 80107441.

About Build-A-Bear Workshop, Inc.

Build-A-Bear Workshop, Inc. is the only global company that offers an interactive make-your-own stuffed animal retail-entertainment experience. There are more than 400 Build-A-Bear Workshop stores worldwide, including company-owned stores in the U.S., Puerto Rico, Canada, the United Kingdom and Ireland, and franchise stores in Europe, Asia, Australia, Africa, the Middle East, Mexico and South America. Founded in St. Louis in 1997, Build-A-Bear Workshop is the leader in interactive retail. Brands include make-your-own Major League Baseball® mascot in-stadium locations, and Build-A-Dino® stores. Build-A-Bear Workshop extends its in-store interactive experience online with its award winning virtual world Web site at bearville.com®. The company was named to the FORTUNE 100 Best Companies to Work For® lists for the third year in a row in 2011. Build-A-Bear Workshop (NYSE: BBW) posted total revenue of $401.5 million in fiscal 2010. For more information, call 888.560.BEAR (2327) or visit the company's award-winning Web site at buildabear.com®.

Forward-Looking Statements

This press release contains "forward-looking statements" (within the meaning of the federal securities laws) which represent Build-A-Bear Workshop expectations or beliefs with respect to future events. Our actual results may differ materially from the results discussed in the forward-looking statements. These risks and uncertainties include, without limitation, those detailed under the caption “Risk Factors” in our annual report on Form 10-K for the fiscal year ended January 1, 2011, as filed with the SEC, and the following: general economic conditions may continue to deteriorate, which could lead to disproportionately reduced consumer demand for our products, which represent relatively discretionary spending; customer traffic may continue to decrease in the shopping malls where we are located, on which we depend to attract guests to our stores; we may be unable to generate interest in and demand for our interactive retail experience, or to identify and respond to consumer preferences in a timely fashion; our marketing and on-line initiatives may not be effective in generating sufficient levels of brand awareness and guest traffic; we may be unable to generate comparable store sales growth; we may be unable to renew or replace our store leases, or enter into leases for new stores on favorable terms or in favorable locations, or may violate the terms of our current leases; we may be unable to effectively manage the operations and growth of our company-owned stores; the availability and costs of our products could be adversely affected by risks associated with international manufacturing and trade, including foreign currency fluctuation; we are susceptible to disruption in our inventory flow due to our reliance on a few vendors; high petroleum products prices could increase our inventory transportation costs and adversely affect our profitability; we may be unable to effectively manage our international franchises or laws relating to those franchises may change; we may be unable to operate our European company-owned stores profitably; fluctuations in our quarterly results of operations could cause the price of our common stock to substantially decline; we may be unable to repurchase shares at all or at the times or in the amounts we currently anticipate or the results of the share repurchase program may not be as beneficial as we currently anticipate; our products could become subject to recalls or product liability claims that could adversely impact our financial performance and harm our reputation among consumers; we may improperly obtain or be unable to protect information from our guests in violation of privacy or security laws or expectations; we may suffer negative publicity or be sued due to violations of labor laws or unethical practices by manufacturers of our merchandise; we may suffer negative publicity or negative sales if the non-proprietary toy products we sell in our stores do not meet our quality or sales expectations; we may lose key personnel, be unable to hire qualified additional personnel, or experience turnover of our management team; we may be unable operate our company-owned distribution center efficiently or our third-party distribution center providers may perform poorly; our market share could be adversely affected by a significant, or increased, number of competitors; we may fail to renew, register or otherwise protect our trademarks or other intellectual property; we may have disputes with, or be sued by, third parties for infringement or misappropriation of their proprietary rights; and poor global economic conditions could have a material adverse effect on our liquidity and capital resources. These risks, uncertainties and other factors may adversely affect our business, growth, financial condition or profitability, or subject us to potential liability, and cause our actual results, performance or achievements to be materially different from those expressed or implied by our forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

All other brand names, product names, or trademarks belong to their respective holders.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	13 Weeks		13 Weeks
	Ended		Ended
	July 2,	% of Total	July 3,	% of Total
	2011	Revenues (1)	2010	Revenues (1)
Revenues:
Net retail sales	$80,391	98.2	$72,488	97.8
Commercial revenue	736	0.9	985	1.3
Franchise fees	714	0.9	661	0.9
Total revenues	81,841	100.0	74,134	100.0
Costs and expenses:
Cost of merchandise sold	51,926	64.0	50,334	68.5
Selling, general and administrative	40,539	49.5	36,403	49.1
Store preopening	146	0.2	77	0.1
Interest expense (income), net	(105)	(0.1)	(77)	(0.1)
Total costs and expenses	92,506	113.0	86,737	117.0
Loss before income taxes	(10,665)	(13.0)	(12,603)	(17.0)
Income tax benefit	(3,990)	(4.9)	(4,126)	(5.6)
Net loss	$(6,675)	(8.2)	$(8,477)	(11.4)

Loss per common share:
Basic	$(0.37)		$(0.45)
Diluted	$(0.37)		$(0.45)
Shares used in computing common per share amounts:
Basic	17,839,349		18,866,448
Diluted	17,839,349		18,866,448
(1)	Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales and commercial revenue. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and commercial revenue and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	26 Weeks		26 Weeks
	Ended		Ended
	July 2,	% of Total	July 3,	% of Total
	2011	Revenues (1)	2010	Revenues (1)
Revenues:
Net retail sales	$174,550	98.2	$172,274	98.1
Commercial revenue	1,841	1.0	1,951	1.1
Franchise fees	1,440	0.8	1,344	0.8
Total revenues	177,831	100.0	175,569	100.0
Costs and expenses:
Cost of merchandise sold	110,151	62.4	109,440	62.8
Selling, general and administrative	81,803	46.0	75,935	43.3
Store preopening	193	0.1	88	0.1
Interest expense (income), net	(1)	(0.0)	(108)	(0.1)
Total costs and expenses	192,146	108.0	185,355	105.6
Loss before income taxes	(14,315)	(8.0)	(9,786)	(5.6)
Income tax benefit	(5,388)	(3.0)	(2,987)	(1.7)
Net loss	$(8,927)	(5.0)	$(6,799)	(3.9)

Loss per common share:
Basic	$(0.50)		$(0.36)
Diluted	$(0.50)		$(0.36)
Shares used in computing common per share amounts:
Basic	17,964,763		18,920,494
Diluted	17,964,763		18,920,494
(1)	Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales and commercial revenue. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and commercial revenue and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except share and per share data)

	July 2,	January 1,	July 3,
	2011	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$34,742	$58,755	$31,168
Inventories	46,156	46,475	57,115
Receivables	4,606	7,923	3,513
Prepaid expenses and other current assets	22,580	18,425	17,370
Deferred tax assets	7,585	7,465	7,231
Total current assets	115,669	139,043	116,397

Property and equipment, net	81,225	88,029	92,634
Goodwill	33,542	32,407	31,742
Other intangible assets, net	1,043	1,444	2,813
Other assets, net	15,070	14,871	10,740
Total Assets	$246,549	$275,794	$254,326

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$33,280	$36,325	$30,341
Accrued expenses	6,818	15,488	6,597
Gift cards and customer deposits	23,487	28,880	22,891
Deferred revenue	6,852	6,679	9,131
Total current liabilities	70,437	87,372	68,960

Deferred franchise revenue	1,571	1,706	1,792
Deferred rent	26,606	28,642	31,686
Other liabilities	375	361	806

Stockholders' equity:
Common stock, par value $0.01 per share	192	196	203
Additional paid-in capital	72,979	76,582	78,130
Accumulated other comprehensive loss	(7,580)	(9,959)	(11,244)
Retained earnings	81,969	90,894	83,993
Total stockholders' equity	147,560	157,713	151,082
Total Liabilities and Stockholders' Equity	$246,549	$275,794	$254,326

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Selected Financial and Store Data
(dollars in thousands, except square foot data)

	13 Weeks	13 Weeks	26 Weeks	26 Weeks
	Ended	Ended	Ended	Ended
	July 2,	July 3,	July 2,	July 3,
	2011	2010	2011	2010

Other financial data:
Retail gross margin ($) (1)	$28,774	$22,403	$65,351	$63,390
Retail gross margin (%) (1)	35.8%	30.9%	37.4%	36.8%
Capital expenditures, net (2)	$3,815	$3,154	$6,137	$6,410
Depreciation and amortization	$6,206	$6,762	$12,730	$13,629
E-commerce sales	$2,089	$1,667	$4,963	$4,489

Store data (3):
Number of company-owned stores at end of period
North America			289	292
Europe			53	54
Total stores			342	346

Number of franchised stores at end of period			70	60

Company-owned store square footage at end of period
North America			835,019	848,467
Europe (4)			76,481	77,520
Total square footage			911,500	925,987

Comparable store sales change (%) (5)
North America	8.3%	(9.7)%	(2.0)%	(3.3)%
Europe	1.3%	(11.2)%	(1.7)%	(3.6)%
Consolidated	7.1%	(10.0)%	(2.0)%	(3.3)%
(1)	Retail gross margin represents net retail sales less retail cost of merchandise sold. Retail gross margin percentage represents retail gross margin divided by net retail sales.
(2)	Capital expenditures, net represents cash paid for property, equipment, other assets and other intangible assets.
(3)	Excludes our webstore and seasonal and event-based locations. North American stores are located in the United States, Canada and Puerto Rico. In Europe, stores are located in the United Kingdom and Ireland and, prior to 2011, France.
(4)	Square footage for stores located in Europe is estimated selling square footage.
(5)	Comparable store sales percentage changes are based on net retail sales and stores are considered comparable beginning in their thirteenth full month of operation.

CONTACT:
Build-A-Bear Workshop
Investors:
Tina Klocke, 314-423-8000 x5210
or
Media:
Jill Saunders, 314-423-8000 x5293